DEUTSCHE ENHANCED COMMODITY STRATEGY FUND


N-Sar July 1, 2016 - December 31, 2016



Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Dominion Resources Inc/VA	25746UCH0
	8/4/2016		$99.99	$1,300,000,000
	$1,729,844	0.13%		BNP, DB, RBC,
SUNTRST, SCOTIA, U.S. Bank	MIZUHO SECURITIES
USA INC
Global Bank Corp	37954JAB2	10/13/2016
	$99.94	$550,000,000	$2,498,550	0.45%
	CITI,DB,JPM	JPMORGAN SECURITIES INC